Exhibit 99.1

Courier Corporation Expands Share Repurchase Plan

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--The Board of Directors of Courier Corporation (Nasdaq: CRRC), today expanded the Company’s Share Repurchase Plan and authorized the repurchase of up to an additional $5 million of the Company's outstanding common stock. This brings the total amount authorized under the Share Repurchase Plan to $15 million since its commencement in November 2007. Share repurchases will take place from time to time at management's discretion depending on market conditions, share price and other factors, either on the open market or privately negotiated. The share repurchase program may be suspended or terminated at any time without prior notice.

Since the inception of the share repurchase program, the Company has repurchased approximately 371,500 shares for approximately $10 million. The new authorization, which is effective immediately, does not have a deadline for the commencement or execution of repurchases.

"We are pleased to continue to take steps to return cash to stockholders," said Courier Chairman and Chief Executive Officer James F. Conway III. "Today’s announcement is further evidence of the Board’s confidence in our long-term outlook."

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates such as the housing market, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in environmental regulations, changes in the Company’s effective income tax rate, and general changes in economic conditions, including currency fluctuations, changes in interest rates, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACT:
Courier Corporation
James F. Conway III, Chairman,
President and Chief Executive Officer
978-251-6000
or
Peter M. Folger
Senior Vice President and
Chief Financial Officer
978-251-6000
www.courier.com